Exhibit 99.8

FOR IMMEDIATE RELEASE	COMPANY CONTACT:
THURSDAY, SEPTEMBER 6, 2007	Ryan Bowie
Vice President and Treasurer
(312) 658-5766

STRATEGIC HOTELS & RESORTS CLOSES ON JOINT VENTURE ON THE
INTERCONTINENTAL CHICAGO AND THE HYATT REGENCY LA JOLLA

Chicago, IL – September 6, 2007 –Strategic Hotels & Resorts, Inc. (NYSE: BEE), announced today that the company has closed on the previously announced joint venture agreement on the InterContinental Chicago and the Hyatt Regency La Jolla, effective August 31, 2007.  Under the terms of the agreement, GIC Real Estate Pte Ltd, the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd., acquired a 49 percent interest in the company’s InterContinental Chicago and Hyatt Regency La Jolla hotels.  Strategic Hotels & Resorts holds the remaining 51 percent interest and entered into long term asset management and other services agreements with the venture.  The transaction had a gross aggregate value of $450 million.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in North America, Mexico and Europe.  The company currently has ownership interests in 21 properties with an aggregate of 10,164 rooms.  For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”).  Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the effect of

Strategic Hotels & Resorts
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threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.